Exhibit 25

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2)

BANK OF UTAH

(Exact name of trustee as specified in its charter)

Utah	87-0218467
(Jurisdiction of incorporation or organization if not a U.S. national bank)	(I.R.S. employer identification no.)

200 E. South Temple, Suite 210 Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip code)

GWG HOLDINGS, INC.

(Exact name of obligor as specified in its charter)

Delaware	26-2222607
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

220 South Sixth Street, Suite 1200 Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip code)

Renewable Secured Debentures

(Title of the indenture securities)

Item 1.	General information. Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address

Federal Reserve Bank of San Francisco	120 South State Street Salt Lake City, UT 84111
Utah Department of Financial Institutions	324 South State Street Salt Lake City, UT 84114-6800

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Items 3-15.	Items 3-15 are not applicable because to the best of Trustee’s knowledge, the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

Item 16.	List of Exhibits.

List below all exhibits filed as a part of this statement of eligibility and qualification.

1.	A copy of the articles of incorporation of the Trustee, incorporated by reference to Exhibit 1 of Form T-1.

2.	A copy of certificate of authority of the Trustee to commence business, incorporated by reference to Exhibit 2 of Form T-1.

3.	Authorization of the Trustee to exercise corporate trust powers was granted under the articles of incorporation of the Trustee, incorporated by reference to Exhibit 1 of Form T-1.

4.	A copy of the existing bylaws of the Trustee. Not applicable.

5.	A copy of each Indenture referred to in Item 4. Not applicable.

6.	The consent of the Trustee required by Section 321(b) of the Act, incorporated by reference to Exhibit 6 of Form T-1.

7.	A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority, incorporated by reference to Exhibit 7 of Form T-1.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1931, the trustee, Bank of Utah, a corporation organized and existing under the laws of Utah, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of Salt Lake City, and State of Utah, on the 30th day of September, 2011.

BANK OF UTAH

By:	/s/ C. Scott Nielsen

Name:	C. Scott Nielsen
Title:	Vice President

Exhibit 1

ARTICLES OF INCORPORATION OF BANK OF UTAH

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, who are desirous of associating ourselves together for the purpose of forming a Corporation under the laws of the State or Utah, have, for this purpose, adopted and do hereby adopt, certify, agree and declare the following to be our Articles of Incorporation and Agreement, to wit:

ARTICLE I

The name of the Corporation hereby formed shall be BANK OF UTAH.

ARTICLE II

The principal place of business of the corporation shall be at Ogden, Weber County, State of Utah, but the corporation may operate branches and conduct business at such other places in the State of Utah as it may be authorized by law.

ARTICLE III

The purposes for which the corporation is organized are to own, conduct enter into and carry on a general banking business, including both commercial and savings bank departments; to act as assignee, agent, receiver, guardian of the estates of minors and incompetent persons, executor and administrator, registrar of stocks and bonds, and to execute trusts of every description not inconsistent with law, and to exercise all rights and powers conferred by law on banking corporations, trust companies and banks, including such incidental powers as may be necessary for the carrying on of such business.

ARTICLE IV

The corporation shall continue in existence perpetually.

ARTICLE V

The amount of the Capital Stock of this bank shall continue to be the sum of Two Million, Two Hundred Thirty-One Thousand Seven Hundred Eighty Dollars ($2,231,780.00), but the same shall be divided into One Hundred Eleven Thousand Five Hundred Eighty-Nine (111,589) shares of Capital Stock, having a par value of Twenty Dollars ($20.00).

ARTICLE VI

The number and kind of officers and directors of this corporation shall be as follows:

A Board of Directors consisting of not less than seven (7) nor more than twenty (20) members. The number of the present Board of Directors is fourteen (14) and the names and addresses of such present directors who will serve as such until the next annual meeting of the shareholders, and until their successors are elected and qualify, are as follows:

No person shall be eligible to election as a director of this Bank unless he is a stockholder of the Bank, owning in his own right shares thereof of the par value of at least Five Hundred Dollars ($500.00), and any director who shall, during the term of office, cease to be a stockholder of this corporation, in his own right, of the amount of stock aforesaid, shall automatically cease to be a Director of the Bank and his office shall then become vacant.

The officers of this Corporation shall consist of a President, one or more Vice Presidents, as may be prescribed by the Bylaws, a Secretary, an Assistant Secretary, a Cashier and such other officers and assistant officers as may be deemed necessary, each of whom shall be elected or appointed by the Board of Directors at such time and in such manner as may be prescribed by the Bylaws. Any two or more Offices may be held by the same person, except the offices of President and Secretary and Assistant Secretary shall not be held by the same person. All officers and agents of the corporation as between themselves and the corporation shall have such authority and perform such duties in the management of the corporation as may be provided in the Bylaws or as may be determined by resolution of the Board of Directors not inconsistent with the Bylaws.

ARTICLE VII

The individual and private property of the stockholders of this corporation shall not be liable for the debts or obligations of the corporation.

ARTICLE VIII

Shareholders shall not have pre-emptive rights to acquire additional shares of stock of the corporation.

ARTICLE IX

Regulation and management of the affairs of the corporation shall be as provided in the Bylaws as from time to time adopted or amended by the Board of Directors or stockholders in accordance with law.

ARTICLE X

The address of the present registered office of the corporation is 2641 Washington Boulevard, Odgen, Utah, and the name of its registered agent at such address is William W. Beutler.

ARTICLE XI

The corporation may indemnify any director or officer or any former director or officer of the corporation or any person who is serving or has served at the request of the corporation as a director or officer of another corporation, against reasonable expenses, judgments, decrees, fines, penalties or amounts paid in settlement actually and necessarily incurred by him in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he is or may be made a party by reason of being or having been such director or officer, provided it is determined in the manner hereinafter set forth (a) that such director or officer was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duty to the corporation of which he is or was a director or officer, (b) that he acted in good faith in what he reasonably believed to be the best interest of such corporation, (c) that, in any matter the subject of a criminal action, suit or proceeding, he had no reasonable cause to believe that his conduct was unlawful, and (d) in case of settlement, that the amount paid in the settlement was reasonable. Such determination shall be made either (i) by the directors of the Corporation acting at a meeting at which a quorum consisting of directors who are not parties to or threatened with any such action, suit or proceeding is present, or (ii) by independent legal counsel selected by the directors of the Corporation (who may be the regular counsel of the Corporation) in a written opinion.

Expenses with respect to any pending or threatened action, suit or proceeding may be advanced by the Corporation prior to the final disposition thereof, upon receipt of an undertaking by or on behalf of the recipient to repay such amounts unless it shall ultimately be determined that he is entitled to indemnification hereunder.

The indemnity hereinabove provided for shall not be deemed to be exclusive of (a) any other rights to which any person may be entitled under the articles, the regulations, any agreements, any insurance purchased by the Corporation, vote of shareholders or otherwise; or of (b) the power of the Corporation which is hereby granted, to indemnify any person who is or who was an employee of the Corporation or of another corporation which he is serving or has served at the request of the Corporation, to the same extent and in the same situations and subject to the same determinations as are hereinabove set for the with respect to a director or officer. The corporation may purchase and maintain insurance on behalf of any person who is or was serving at the request of the Corporation as a director, officer, or employee of another corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

Exhibit 2

Utah Department of Commerce

Division of Corporations & Commercial Code

160 East 300 South, 2nd Floor, PO Box 146705

Salt Lake City, UT 84114-6705

Service Center: (801) 530-4849

Toll Free: (877) 526-3994 Utah Residents

Fax: (801) 530-6438

Web Site: http://www.commerce.utah.gov

07/05/2011

567732-014207052011-235579

CERTIFICATE OF EXISTENCE

Registration Number:	567732-0142
Business Name:	BANK OF UTAH
Registered Date:	February 05, 1952
Entity Type:	Corporation – Domestic – Profit
Current Status:	Good Standing

The Division of Corporation and Commercial Code of the State of Utah, custodian of the records of business registrations, certifies that the business entity on this certificate is authorized to transact business and was duly registered under the laws of the State of Utah. The Division also certifies that this entity has paid all fees and penalties owed to this state; its most recent annual report has been filed by the Division (unless Delinquent); and, that Articles of Dissolution have not been filed.

Kathy Berg Director Division of Corporations and Commercial Code

Exhibit 6

CONSENT

Pursuant to the requirements of Section 321 (b) of the Trust Indenture Act of 1939, as amended, Bank of Utah hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

Dated: October 4, 2011

BANK OF UTAH

By:	/s/ C. Scott Nielson

Name:	C. Scott Nielson
Title:	Vice President

Exhibit 7

Consolidated Report of Condition and Income for June 30, 2011

Schedule RC - Balance Sheet

	Dollar amounts in thousands
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin	RCON0081	13,732
b. Interest-bearing balances	RCON0071	80,297
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)	RCON1754	31,256
b. Available-for-sale securities (from Schedule RC-B, column D)	RCON1773	108,265
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold	RCONB987	16,212
b. Securities purchased under agreements to resell	RCONB989	0
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale	RCON5369	6,402
b. Loans and leases, net of unearned income	RCONB528	423,182
c. LESS: Allowance for loan and lease losses	RCON3123	11,024
d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c)	RCONB529	412,158
5. Trading assets (from Schedule RC-D)	RCON3545	0
6. Premises and fixed assets (including capitalized leases)	RCON2145	12,076
7. Other real estate owned (from Schedule RC-M)	RCON2150	4,027
8. Investments in unconsolidated subsidiaries and associated companies	RCON2130	0
9. Direct and indirect investments in real estate ventures	RCON3656	0
10. Intangible assets:
a. Goodwill	RCON3163	5,894
b. Other intangible assets (from Schedule RC-M)	RCON0426	0
11. Other assets (from Schedule RC-F)	RCON2160	26,514
12. Total assets (sum of items 1 through 11)	RCON2170	716,833
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)	RCON2200	578,388
1. Noninterest-bearing	RCON6631	27,452
2. Interest-bearing	RCON6636	550,936
b. Not applicable
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased	RCONB993	0
b. Securities sold under agreements to repurchase	RCONB995	40,083
15. Trading liabilities (from Schedule RC-D)	RCON3548	0
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	RCON3190	5,680
17. Not applicable
18. Not applicable
19. Subordinated notes and debentures	RCON3200	0
20. Other liabilities (from Schedule RC-G)	RCON2930	5,177
21. Total liabilities (sum of items 13 through 20)	RCON2948	629,328
22. Not applicable
23. Perpetual preferred stock and related surplus	RCON3838	0
24. Common stock	RCON3230	3,656
25. Surplus (exclude all surplus related to preferred stock)	RCON3839	4,644
26. Not available
a. Retained earnings	RCON3632	78,203
b. Accumulated other comprehensive income	RCONB530	1,002
c. Other equity capital components	RCONA130	0
27. Not available
a. Total bank equity capital (sum of items 23 through 26.c)	RCON3210	87,505
b. Noncontrollng (minority) interests in consolidated subsidiaries	RCON3000	0
28. Total equity capital (sum of items 27.a and 27.b)	RCONG105	87,505
29. Total liabilities and equity capital (sum of items 21 and 28)	RCON3300	716,833

1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2010

	RCON6724	NR
2. Bank’s fiscal year-end date	RCON8678	NR